UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2013

AEROFLEX HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34974	01-0899019
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

35 South Service Road, P.O. Box 6022
Plainview, New York	11803
(Address of Principal Executive Offices)	(Zip Code)

(516) 694-6700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2013, Aeroflex Incorporated (the “Borrower”), a direct wholly-owned subsidiary of Aeroflex Holding Corp. (“Aeroflex”), entered into Amendment No. 2 (the “Amendment”) to the Credit and Guaranty Agreement, dated as of May 9, 2011, as amended May 24, 2012 pursuant to Amendment No. 1, by and among Aeroflex, Borrower, certain subsidiaries of Borrower, as guarantors thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, the “Credit Agreement”).

In pertinent part, the Amendment increases the outstanding term loan by approximately $6 million to $612 million, eliminates the total leverage ratio (as defined in the Credit Agreement) covenant from the term loan portion of the facility, reduces the effective interest rate payable with respect to outstanding loans under the facility by 1.25% (comprised of a reduction of .25% from the LIBOR floor and 1.0% from the spread above LIBOR), and increases the term loan tenor by eighteen months to November 2019. The Amendment also reduces the availability under Aeroflex’s undrawn revolving credit facility from $75 million to $57.1 million and makes certain adjustments to the leverage covenant which is only tested if the revolving credit facility is used.

The Amendment will result in an interest savings of approximately $7.3 million per year, or $.05 per share after tax. As a result of the Amendment, Aeroflex paid certain one-time fees and expenses in the aggregate amount of approximately $4 million, including original issue discount.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 2, dated as of May 29, 2013, to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX HOLDING CORP.

By:	/s/ John Adamovich, Jr.
John Adamovich, Jr.
Senior Vice President and
Chief Financial Officer

Date: May 29, 2013